Exhibit 10.3

SECOND AMENDMENT TO THE

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF

EASTERLY GOVERNMENT PROPERTIES LP

THIS SECOND AMENDMENT (the “Amendment”) TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, dated as of February 11, 2015, AMENDED AS OF MAY 6, 2015 (the “Agreement”), OF EASTERLY GOVERNMENT PROPERTIES LP (the “Partnership”) is effective as of February 26, 2016. All capitalized terms used herein and not defined shall have the respective meanings ascribed to them in the Agreement.

WHEREAS, Section 14.2(B)(8) of the Agreement permits Easterly Government Properties, Inc., the general partner of the Partnership (the “General Partner”), without the consent of the Limited Partners, to amend the Agreement, among other things, to reflect the adoption, modification or termination of a Stock Plan by the Company; and

WHEREAS, the General Partner desires by this Amendment to amend the Agreement as of the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the General Partner hereby amends the Agreement as follows:

1.	Amendment to the Agreement

The General Partner, as general partner of the Partnership and as attorney-in-fact for its Limited Partners, hereby amends the Agreement as follows:

A.	Article 1 of the Agreement is amended by inserting the following definition of “Eligible LTIP Unit.”

“Eligible LTIP Unit” shall mean, as of the date any Liquidating Gain is being allocated, an LTIP Unit if the Common Unit Economic Balance as of such date (taking into account allocations to be made on such date) exceeds the Common Unit Economic Balance as of the date of issuance of the LTIP Unit, as adjusted for any LTIP Unit Adjustment Events, provided that each such LTIP Unit shall only be treated as an Eligible LTIP Unit with respect to the portion of any Liquidating Gain being allocated as of such date that causes the Common Unit Economic Balance as of such date to exceed the Common Unit Economic Balance as of the date the LTIP Unit was issued.”

B.	Section 6.1I(1) of the Agreement is hereby deleted in its entirety and replaced with a new Section 6.1I(1) to read as follows.

“(1)any remaining Liquidating Gain shall first be allocated among the Partners holding Eligible LTIP Units with respect to such Liquidating Gain until their Economic Capital Account Balances, to the extent attributable to their ownership of Eligible LTIP Units, is equal to (i) the Common Unit Economic Balance, multiplied by (ii) the number of their Eligible LTIP Units (with respect to each LTIP Unit Limited Partner, the “Target Balance”).  Any such allocations shall be made among the Partners in proportion to the aggregate amounts required to be allocated to each Partner under this Section 6.1I.”

C.	Section 6.1I(2) of the Agreement is hereby deleted in its entirety and replaced with a new Section 6.1I(2) to read as follows.

“(2)Liquidating Gain allocated to an LTIP Unit Limited Partner under this Section 6.1I will be attributed to specific Eligible LTIP Units of such LTIP Unit Limited Partner for purposes of determining (i) allocations under this Section 6.1I, (ii) the effect of the forfeiture or conversion of specific LTIP Units on such LTIP Unit Limited Partner’s Capital Account and (iii) the ability of such LTIP Unit Limited Partner to convert specific LTIP Units into Common Units.  Such Liquidating Gain allocated to such LTIP Unit Limited Partner will generally be attributed in the following order:  (i) first, to Vested Eligible LTIP Units held for more than two years, (ii) second, to Vested Eligible LTIP Units held for two years or less, (iii) third, to Unvested Eligible LTIP Units that have remaining vesting conditions that only require continued employment or service to the Company, the Partnership or an Affiliate of either for a certain period of time (with such Liquidating Gains being attributed in order of vesting from soonest vesting to latest vesting), and (iv) fourth, to other Unvested Eligible LTIP Units (with such Liquidating Gains being attributed in order of issuance from earliest issued to latest issued).  Within each category, Liquidating Gain will be allocated seriatim (i.e., entirely to the first unit in a set, then entirely to the next unit in the set, and so on, until a full allocation is made to the last unit in the set) in the order of smallest Book-Up Target to largest Book-Up Target.”

D.	Section 6.1J of the Agreement is hereby deleted in its entirety and replaced with a new Section 6.1J to read as follows.

“J.LTIP Forfeitures.  If an LTIP Unit Limited Partner forfeits any LTIP Units to which Liquidating Gain has previously been allocated under Section 6.1I, (i) the portion of such LTIP Unit Limited Partner’s Capital Account attributable to such Liquidating Gain allocated to such forfeited LTIP Units will be re-allocated to that LTIP Unit Limited Partner’s remaining Eligible LTIP Units that were outstanding on the date of the initial allocation of such Liquidating Gain, using a methodology similar to that described in Section 6.1L(2) above as reasonably determined by the General Partner, to the extent necessary to cause such LTIP Unit Limited Partner’s Economic Capital Account Balance attributable to each such Eligible LTIP Unit to equal the Common Unit Economic Balance and (ii) such LTIP

Unit Limited Partner’s Capital Account will be reduced by the amount of any such Liquidating Gain not re-allocated pursuant to clause (i) above.”

2.	Continuation of the Agreement

The Agreement and this Amendment shall be read together and shall have the same force and effect as if the provisions of the Agreement and this Amendment were contained in one document.  Any provisions of the Agreement not amended by this Amendment shall remain in full force and effect as provided in the Agreement immediately prior to the date hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement as of the date first above written.

GENERAL PARTNER:

EASTERLY GOVERNMENT PROPERTIES, INC.

By:	/s/ William C. Trimble
Name: William C. Trimble
Title: Chief Executive Officer and President

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